Exhibit 10.39

PROMISSORY NOTE

Effective Date: February 27, 2012	Amount RMB5,200,000

PROMISE TO PAY.  Lianhui Auto (Langfang) Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (the “Company”) promises to pay to the order of Beijing Huaxia United Auto Network Technology Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Lender”) RMB5,200,000 (the “Indebtedness”).

MATURITY AND PAYMENT. This Note shall mature within fifteen (15) Business Days after receipt of written notice to the Company by Lender of its demand of repayment of the Indebtedness (the “Due Date”), and the entire balance of the Indebtedness shall be due and payable in full on the Due Date. All payments hereunder shall be in immediately available RMB funds. For the purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the People’s Republic of China.

MISCELLANEOUS. Nothing in this Note shall waive or restrict any right of Lender granted in any other document or by law.  No delay on the part of Lender in the exercise of any right or remedy shall operate as a waiver. The terms and conditions of this Note may not be amended, waived or modified except in a writing signed by Lender expressly stating that the writing constitutes an amendment, waiver, or modification of the terms of this Note. This Note shall bind the respective successors and assigns of the Company. This Note is governed by the laws of the People’s Republic of China and is made effective as of the Effective Date.

SIGNATURES ON THE FOLLOWING PAGE

The Company has duly executed this Note as of February 27, 2012.

Lianhui Auto (Langfang) Co., Ltd.

a company incorporated in the People’s Republic of China

[Company seal affixed]